UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                                    __________


                                     FORM 8-K

                                  CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15 (d) OF
                        THE SECURITIES EXCHANGE ACT OF 1934


                               _____________________


                  Date of Report (March 28, 1995): March 28, 1995


                           Alexander & Alexander Services Inc.
               -------------------------------------------------------
              (Exact name of registrant as specified in its charter)


                   Maryland             1-8282                52-0969822
                --------------        --------------       -------------------
                (State or other       (Commission          (I.R.S. Employer
                jurisdiction of        File Number)         Identification No.)
                organization)


        1185 Avenue of the Americas                    10036
              New York, New York                      --------
   -----------------------------------------         (Zip Code)
   (Address of principal executive offices)


                                 (212) 840-8500
                         ----------------------------------
                          (Registrant's telephone number,
                               including area code:)


                                  Not Applicable
                         ------------------------------------
                          (Former name or former address,
                          if changed since last report.)

   Item 5.   Other Events.
             ------------

   The following events are hereby reported by Alexander & Alexander Services Inc. (the "Company"):

   New Credit Facility
   -------------------

   On March 27, 1995, the Company's existing credit agreement was cancelled and replaced by a new three-year facility with various banks which expires in March 1998. The amount of the new credit agreement is $200 million, with a $100 million letter of credit sublimit. The new agreement provides for unsecured borrowings and contains various covenants, including minimum consolidated tangible funds, minimum consolidated tangible net worth, minimum leverage and minimum cash flow coverage requirements.

   A copy of the press release noticing the transaction is attached as Exhibit 20.1.

   Mutual Fire and Shand Indemnities
   ---------------------------------

   Reference is made to the Company's discussion concerning the Mutual Fire and Shand contingencies in Item 5. Other Events, of the Company's Current Report of Form 8-K, dated March 15, 1995, which is amended in its entirety as follows:

   Mutual Fire Litigation. In 1987, the Company sold Shand Morahan & Company, Inc. (Shand), its domestic underwriting management subsidiary. Prior to the sale, Shand and its subsidiaries had provided underwriting management services for and placed insurance and reinsurance with and on behalf of Mutual Fire, Marine and Inland Insurance Company (Mutual Fire). Mutual Fire was placed in rehabilitation by the Courts of the Commonwealth of Pennsylvania in December 1986. In February 1991, the rehabilitator filed a complaint in the Commonwealth court against Shand and the Company. The case was subsequently removed to the U.S. District Court for the Eastern District of Pennsylvania and is captioned Foster v. Alexander & Alexander Services Inc., 91 Civ. 1179. The complaint, which seeks compensatory and punitive damages, alleges that Shand and, in certain respects, the Company breached duties to and agreements with, Mutual Fire. The rehabilitator, through an expert's report, indicated that the alleged damages are approximately $234 million, a conclusion with which the Company, based on substantial arguments, strongly disagreed.

   On March 27, 1995, the Company, Shand and the rehabilitator entered into a settlement agreement which, if approved by the courts, would terminate the rehabilitator's litigation and release the Company and Shand from any further claims by the rehabilitator. Under the terms of the settlement, the Company would pay $12 million in cash and an additional $35 million in the form of a six-year zero-

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

   coupon note with a discounted value of $25.9 million. In addition, Shand is required to return $4.6 million of trusteed assets to the rehabilitator and the rehabilitator has eliminated any right of set-offs previously estimated to be $4.7 million. In the fourth quarter of 1994, the Company increased its previously established reserves of $10 million based on the estimated settlement amount, and recorded a pre-tax charge of $37.2 million ($24.2 million after-tax or $0.55 per share).

   Indemnity Claims. Under the 1987 agreement with the purchaser of Shand, the Company agreed to indemnify the purchaser against certain contingencies, including, among others, (i) losses arising out of pre-sale transactions between Shand or Shand's subsidiaries, on the one hand, and Mutual Fire, on the other, and (ii) losses arising out of pre-sale errors or omissions by Shand or Shand's subsidiaries. The Company's obligations under the indemnification provisions in the 1987 sales agreement were not limited as to amount or duration.

   Starting in late 1992, the purchaser of Shand has asserted a number of claims under both the Mutual Fire indemnification provision and the errors-and-omissions indemnification provision of the sales agreement. Most of those claims have been resolved by a series of settlement agreements, involving the settlement or release of (a) claims relating to reinsurance recoverables due to Shand's subsidiaries from Mutual Fire, (b) claims relating to deterioration of reserves for business written by Mutual Fire and ceded to Shand's subsidiaries, and (c) a number of errors-and-omissions claims by third-party reinsurers against Shand. Under the settlement agreement entered into in January 1995, covering the errors-and-omissions claims by third-party reinsurers, the Company obtained a release and limitation of indemnification obligations relating to certain third-party errors-and-omissions claims, and restructured the contractual relationship with the purchaser so that the parties' future interests as to third-party claims are more closely aligned. The Company will pay $14 million in cash, issue a five-year interest bearing note in the principal amount of $14 million and expects to pay a contingent obligation of $4.5 million. In the fourth quarter of 1994, the Company recorded a pre-tax charge of $32.5 million ($21.1 million after-tax, or $0.48 per share) associated with this settlement. Notwithstanding these settlements, the limitation of certain contract obligations and the restructuring of the parties' relationship, some of the Company's indemnification provisions under the 1987 agreement are still in effect. As a result, there remains the possibility of substantial exposure under the indemnification provisions of the 1987 agreement, although the Company, based on current facts and circumstances, believes the possibility of a material loss resulting from these exposures is remote.

   A copy of the press release noticing the settlement is attached hereto as
   Exhibit 20.2.

   New Directors
   -------------

   Effective March 21, 1995 Edward F. Kosnik was elected to the board of directors, increasing the board from 16 to 17 directors. Mr. Kosnik joined the Company in August 1994 as executive vice president and chief financial officer.

   Item 7.  Exhibits

   20.1 Press Release, dated March 27, 1995, noticing the Company's new credit facility.

   20.3 Press Release, dated March 27, 1995, noticing the settlement respecting the Mutual Fire litigation and related disputes.
                            -----------

                                     SIGNATURE


             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            ALEXANDER & ALEXANDER SERVICES INC.



                            By:  /s/ Donna Somma
                                 -------------------------------
                                 Donna Somma
                                 Assistant Vice President
                                  & Corporate Counsel



   Dated:    March 28, 1995

                                   Exhibit Index
                                   -------------

   Exhibit No.         Description                                  Page
   -----------         -----------                                  ----

   20.1 Press Release, dated March 27, 1995, noticing the Company's new credit facility.

   20.2 Press Release, dated March 27, 1995, noticing the settlement respecting the Mutual Fire litigation and
                                            -----------
                  related disputes.


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